Exhibit 99.1


             Advanced Biotherapy Continues to Expand Patent Estate;
       U.S. Patent Office Issues Notice of Allowance for Patent to Treat
                              Asthma and Allergies

    WOODLAND HILLS, Calif.--(BUSINESS WIRE)--June 2, 2004--Advanced Biotherapy, Inc. (OTCBB:ADVB) today announced that it has received a Notice of Allowance from the United States Patent and Trademark Office for its patent application entitled "Methods of prevention and treatment of asthma and allergic conditions."
    Commenting on this announcement, Edmond Buccellato, Chief Executive Officer, stated: "Our patented treatment is directed at two of the main mediators of allergy and bronchial asthma, IgE and histamine. IgE is an immunoglobulin that plays a role in stimulating release of histamine. This release of histamine induces the allergic reaction that is the hallmark of the disease. It is one of the substances responsible for the symptoms of inflammation and is the major cause for running of the nose, sneezing, and itching in allergic rhinitis. It also stimulates the narrowing of the bronchi, or airways, in the lungs in bronchial asthma. This patented treatment protects the use of an anti-histamine antibody either alone to treat asthma or allergies, or in combination with the administration of interferon-gamma, which inhibits the production of interleukin-4 that effects a reduction in IgE levels, thus preventing an allergic response. Neutralizing histamine and reducing IgE could achieve a lasting and effective blocking of the allergic reaction in this disease state.
    "The overall incidence of allergic diseases in the United States ranges between 23-30% of all individuals. Asthma is now the most common chronic illness in children, affecting 1 in every 15. Five percent of adults in North America are also afflicted. In all, there are about 15 million Americans who suffer from this disease. The number of new cases and the yearly rate of hospitalization for asthma have increased about 30% over the past 20 years. Even with advances in treatment, asthma deaths among young people have more than doubled. There are about 5,000 deaths annually from asthma in the U.S. The overall annual cost of asthma care in the U.S. is estimated to be about nine billion dollars."
    Mr. Buccellato concluded: "We are now developing our strategy regarding development, commercialization or out-licensing of this soon-to-be issued patent that will extend through 2020."

    About Advanced Biotherapy

    Headquartered in Los Angeles, with laboratories in Columbia, Md., Advanced Biotherapy, Inc. is dedicated to pioneering the development of innovative antibody and other anticytokine therapies for treating severe and widespread autoimmune diseases. The Company's investigational therapies treat autoimmune diseases at their source, neutralizing biologic imbalances that impair immune system function. Its core technology is protected under U.S. patents and patents pending for the use of a class of inhibitors to the cytokines known as interferon-gamma and tumor necrosis factor-alpha. They also cover the use of inhibitors to other cytokines for treating a range of autoimmune diseases. The Company has demonstrated the effectiveness of its pioneering scientific strategy by conducting investigational clinical trials treating patients suffering from multiple sclerosis, rheumatoid arthritis, corneal transplant rejection and certain autoimmune skin conditions, including psoriasis and alopecia.

    Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. Some of these forward-looking statements may be identified by the use of words in the statements such as "anticipate," "estimate," "expect," "project," "intend," "plan or plans," "believe," "could," "may," "developing" or other words and terms of similar meaning. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to, the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company's patent portfolio. There are no assurances that the Company's product candidates will receive regulatory approval. The foregoing discussion of the pending clinical investigations and the effect of the patents issued and pending involves risks and uncertainties, including, but not limited to, the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company's public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned "Factors That May Affect The Company" contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

    CONTACT: Advanced Biotherapy, Inc.
             Amy Buccellato, 818-883-6716
             amy@advancedbiotherapy.com
             www.advancedbiotherapy.com